EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Rigel Pharmaceuticals, Inc. for the registration of common stock of our reports dated March 1, 2011, with respect to the financial statements of Rigel Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Rigel Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-171159) and related Prospectus of Rigel Pharmaceuticals, Inc. incorporated by reference into this Registration Statement.

/s/ Ernst & Young LLP

Palo Alto, California

May 25, 2011